EXHIBIT 1.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered this 26th day of September, 2017 by and between

RB CAPITAL PARTNERS, INC.

2856 Torrey Pines Road La Jolla, California 92037

(the “Consultant”), and

SHARING SERVICES, INC.

930 S. 4th Street, #150 Las Vegas, Nevada 91081

(the “Client”), a publicly traded Company, (OTCPink: SHRV), with reference to the following:

1. CONDITIONS.

i.

This Agreement will not take effect, and Consultant will have no obligation to provide any service whatsoever, unless and until Client returns a signed copy of this Agreement to Consultant (either by mail, email, or facsimile).  Client shall be truthful with Consultant in regard to any relevant material regarding Client or the Client’s projects, verbally or otherwise, or this entire Agreement will terminate and all monies paid shall be forfeited without further notice.

ii.

Upon execution of this Agreement, Client agrees to cooperate with Consultant in carrying out the purposes of this Agreement, keep Consultant informed of any developments of importance pertaining to Client’s business and abide by this Agreement entirely.

RECITALS

A.

The Client desires to be assured of the services of the Consultant in order to avail itself of the Consultant’s experience, skills, knowledge, abilities and background in the fields of business development, financing, fundraising, financial consulting, investor relations, introductions to attorneys, accountants and other professionals that will assist Client with projects. The Client is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

B.

The Consultant agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Services:

RB Capital Partners, Inc. will provide the following services (collectively, the “Services”):

A.

Introduce Client to various strategic partners that will engage them in funding and financing options on a very broad scale.

B.

Introduce Client to various market makers, brokers, or other financial institutions that will aid in the deposit, sale, and trading of the Company’s stock.

C.

Facilitate Client’s immediate uplist from the OTCPink Marketplace to the OTCQB Venture Marketplace.

D.

Introduce Client to (3) specific market makers that will sign agreements with Client to officially become SHRV market makers if and when the transition to the Nasdaq is made.

E.

Introduce Client to various attorney and accountant selections.

2. COMPENSATION.  Compensation to Consultant for services not related to raising capital.  The fees shown below shall be payable as follows: Due at inception of agreement is the sum of 1,500,000 shares of the Client’s $0.0001 par value common stock with a 6-month restriction period, subject to Consultant providing an attorney opinion letter, acceptable to the Company, that the restrictive legend may be removed after a period of 6 months after issuance. It is also hereby agreed that Consultant may in good faith negotiate additional stock or cash on an as needed basis.

3. TERM. This Agreement shall be for a period of (180) days commencing September 26, 2017 and terminating on or about March 26, 2018. If the Client wishes to extend the contract past the (180) day period, a new agreement with appropriate terms and conditions will have to be executed.

4. EXCLUSIVITY; PERFORMANCE; CONFIDENTIALITY. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as in necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.  All such information provided to Consultant by Client shall be clearly and conspicuously marked with the word “confidential”. Consultant may disclose Client’s confidential information pursuant to applicable law or regulations or by operation of law, provided that the Consultant may disclose only such information as is legally required.  The parties acknowledge that the Company may be required to disclose the terms of this Agreement in a Current Report on Form 8-K, which would be filed with the Securities and Exchange Commission.

5. NON GUARANTEE. Consultant makes no guarantee that Consultant will be able to successfully market and in turn secure a loan or investment financing, or marketing opportunities for Client, or to successfully procure such loan or investment within Client’s desired timeframe or to guarantee that it will secure any loan or investment financing, or marketing opportunities with a specific minimum return, interest rate or other terms. Neither anything in this Agreement to the contrary nor the payments of deposits in Consultant by Client pursuant to fee agreements for services not contemplated herein shall be construed as any such guarantee.  Any comments made regarding potential time frames or anything that pertains to the outcome of Client’s funding requests are expressions of opinion only. Client acknowledges and agrees it is not required to make exclusive use of Consultant for any services or documentation deemed necessary for the purpose of securing investments. Consultant has made no such demands in order for Client’s project to be marketed under the terms of this Agreement. Consultant holds no exclusive rights to the marketing of Client’s project.

6. NON CIRCUMVENTION. In and for valuable consideration, Client hereby agrees that Consultant may introduce (whether by written, oral, data, or other form of communication) Client to one of more opportunities, including, without limitation, existing or potential investors, lenders, borrowers, trusts, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (an “Opportunity” or “Opportunities”).  Client further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning and Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Consultant, and shall be treated as confidential information by Client, its affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. Client shall not use such information, except in the context of any arrangement with Consultant in which is directly and actively involved, and never without Consultant’s prior written approval.  Client further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly through Consultant, without the prior written approval of Consultant. Consultant is relying on Client’s assent to these terms and their intent to be bound by the terms by evidence of their signature. Without Client’s signed assent to these terms, Consultant would not introduce any Opportunity or disclose any confidential information to Client as herein described.

7. DIRECT INVESTMENT. For a direct investment or loan made to Client by a third party investor/lender either introduced to Client by Consultant or which contacted Client directly as a result of Advisor’s efforts; Client shall pay Consultant an introduction fee of 5% of total investment or loan amount received by Client from the third party investor/lender, subject to Consultant providing an attorney opinion letter, acceptable to the Company, that the Company may legally pay such an introduction fee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

“RB CAPITAL PARTNERS, INC.”

Signature:  /s/ Brett Rosen

 Date:   September 26, 2017

  Name:          Brett Rosen

  Title: Managing Partner

“SHARING SERVICES, INC.”

Signature:  /s/ Jordan Brock

 Date:   September 26, 2017

  Name:          Jordan Brock

  Title: CEO & Director

5